Exhibit 99.1

News Release

Superior Industries Reports Fourth Quarter and

Full Year 2016 Financial Results

Fourth Quarter and Full Year 2016 Highlights:

•	Full year 2016 unit shipments of 12.3 million, a 9% increase year-over-year

•	Full year 2016 diluted EPS of $1.62, an 80% increase year-over year

•	Full year 2016 net income of $41.4 million, a 73% increase year-over year

•	Full year 2016 adjusted EBITDA of $88.5 million, a 16% increase year-over-year

•	Full year 2016 net sales of $732.7 million; value-added sales growth of 13% year-over-year

•	Q4 2016 diluted EPS of $0.31, in line with the prior year

•	Q4 2016 cash provided by operating activities of $39.2 million, a 95% increase year-over-year

SOUTHFIELD, MICHIGAN – March 2, 2017 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for light vehicles in North America, today reported financial results for the fourth quarter and fiscal year ended December 25, 2016.

Don Stebbins, President and Chief Executive Officer, commented, “In 2016 we delivered significantly improved financial performance compared to 2015 including an 80.0% increase in earnings per share. I would like to thank our employees for their dedication and hard work throughout the year which led to this achievement. Entering 2017, I am confident we can deliver stronger results. Our strategic plan remains focused on driving greater operating efficiency in our manufacturing footprint and further strengthening our global competitiveness. As we look ahead, we will continue to strive to deliver world-class results for our customers, while creating value for our shareholders.”

Fourth Quarter Results

For the fourth quarter of 2016, the Company reported net income of $7.8 million, or $0.31 per diluted share, compared to $8.1 million, or $0.31 per diluted share in the fourth quarter of 2015.

Wheel unit shipments were 3.1 million in the fourth quarter of 2016, a decrease of 3.6%, compared to near-record fourth quarter unit shipments of 3.2 million in the prior year period. Net sales for the fourth quarter of 2016 were $188.3 million, compared to net sales of $194.6 million in the fourth quarter of 2015. Value-added sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $106.4 million for the fourth quarter of 2016, a 3.3% increase compared to the fourth quarter of 2015, driven by favorable product mix and other revenue partially offset by lower unit volume and foreign exchange rates, specifically the Mexican Peso versus the dollar. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the fourth quarter of 2016 was $18.0 million or 9.5% of net sales, compared to $23.6 million or 12.1% of net sales in the prior year period. Gross profit as a percentage of value-added sales was 16.9% compared to 22.9% of value-added sales in the prior year period. The decrease in gross profit primarily reflects $5.9 million in expedited freight costs during the fourth quarter. Excluding these costs, gross profit as a percentage of net sales would have been 312 basis points higher than reported and 54 basis points higher than the prior year period. As a percentage of value-added sales, gross profit would have been 552 basis points higher excluding these costs. Since early January 2017, there have been no expedited shipments.

Selling, general and administrative expenses for the fourth quarter were $6.9 million, or 3.7% of net sales, compared to $10.1 million, or 5.2% of net sales in the prior year period. The decrease of 31.7% primarily reflects a gain on the sale of the Rogers, Arkansas facility and a reduction in accrued compensation expense.

Income from operations for the fourth quarter of 2016 was $11.1 million, or 5.9% of net sales, compared to operating income of $13.5 million, or 7.0% of net sales in the prior year period. Income from operations as a percentage of value-added sales was 10.4% for the fourth quarter of 2016 compared to 13.1% of value-added sales in the prior year period.

The provision for income taxes for the fourth quarter of 2016 was $3.8 million, resulting in an effective tax rate of 32.6%. This compares to an income tax expense in the fourth quarter of 2015 of $5.2 million and an effective tax rate of 39.2%.

Adjusted EBITDA, a non-GAAP financial measure, was $18.7 million, or 17.6% of value-added sales, for the fourth quarter of 2016. This compares to $25.3 million, or 24.5% of value-added sales, for the fourth quarter of 2015. The decline includes the aforementioned $5.9 million of expedited freight costs. Excluding these costs, adjusted EBITDA as a percentage of value-added sales would have been 552 basis points higher than reported. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $78.5 million in 2016 compared to $59.3 million during 2015. The increase was primarily driven by higher net income and lower net working capital in 2016, as compared to 2015.

During the fourth quarter of 2016, the Company paid a quarterly dividend of $0.18 per share. The Company repurchased 300,431 shares for a total of $7.2 million in the fourth quarter and 1,040,688 shares at an average price of $19.91 for a total of $20.7 million in the full year. Year-to-date through March 1, 2017, the Company has repurchased 194,358 shares for a total of $4.5 million. A total of $35.0 million remains available under the $50.0 million stock repurchase program approved by the Board of Directors on January 14, 2016.

Full Year Results

For the 2016 full year period, Superior reported net income of $41.4 million, or $1.62 per diluted share, compared to $23.9 million, or $0.90 per diluted share in 2015. This represents an increase in earnings per diluted share of 80.0% year-over-year.

In 2016, wheel shipments increased 9.0% to 12.3 million compared to 11.2 million in 2015. Net sales for 2016 were $732.7 million, up 0.6% from $727.9 million in the prior year, primarily driven by higher unit shipments, partially offset by lower aluminum prices passed through to customers. Value-added sales for 2016 were $408.7 million, a 13.3% increase over value-added sales of $360.8 million in 2015. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for 2016 increased to $86.2 million from $71.2 million in the prior year period. Gross profit as a percentage of net sales expanded 198 basis points to 11.8% compared to 9.8% of net sales in 2015. Gross profit as a percentage of value-added sales expanded 136 basis points year-over-year to 21.1%, compared to 19.7% of value-added sales in the prior year period. The increase in gross profit reflects higher unit shipments, cost structure improvement primarily driven by the new facility in Mexico operating at higher utilization rates, as well as improved mix. The increase in gross profit was partially offset by $13.3 million in expedited freight costs. Excluding these costs, gross profit as a percentage of net sales would have been 181 basis points higher than reported and 379 basis points higher than the prior year period. As a percentage of value-added sales, gross profit would have been 325 basis points higher excluding these costs. As mentioned before, there have been no expedited shipments, since early January 2017.

Selling, general, and administrative expenses decreased to $31.6 million, or 4.3% of net sales in 2016, compared to $34.9 million, or 4.8% in the prior year period.

For the 2016 full year period, income from operations increased to $54.6 million, or 7.5% of net sales, compared to $36.3 million, or 5.0% of net sales in the prior year period. Income from operations as a percentage of value-added sales was 13.4% for 2016, compared to 10.1% of value-added sales in the prior year period.

The effective tax rate for 2016 was 24.4%, resulting in income tax expense of $13.3 million. This compares to an effective tax rate of 32.1% or $11.3 million in income tax expense for the prior year period. The decrease in the effective tax rate was a result of the Company’s tax restructuring that took effect in late 2015.

Adjusted EBITDA increased 16.4% to $88.5 million, or 21.7% of value-added sales for the full year 2016 period, compared to $76.1 million, or 21.1% of value-added sales in 2015. The increase is net of the aforementioned $13.3 million of expedited freight costs. Excluding these costs, adjusted EBITDA as a percentage of value-added sales would have been 325 basis points higher than reported and 382 basis points higher than the prior year period. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

2017 Outlook

Based on current economic trends and industry outlook, Superior reaffirms its 2017 outlook provided on January 11, 2017.

•	Superior expects net sales to be in the range of $730 million to $750 million driven by unit shipments of 12.0 million to 12.25 million.

•	1Q17 unit ships are expected to decline 200K to 300K compared to 1Q16

•	Value-added sales are expected to be in the range of $400 million to $410 million. Value-added sales are defined as net sales less pass-through charges, primarily for the value of aluminum

•	Adjusted EBITDA is expected to be in the range of $97 million to $105 million

•	Working capital is expected to be a net use of funds

•	Capital expenditures are expected to be approximately $50 million

•	Dividends are expected to be approximately $18 million

•	The effective tax rate is expected to be in the range of 25% to 28%

Underlying Assumptions

The Company expects North American light vehicle production to decrease by approximately 2% to 17.5 million units in 2017 and the Company’s resulting market share to remain stable compared to 2016.

Mr. Stebbins concluded, “Based on current production schedules, we expect unit shipment growth will improve following the first quarter. In addition, similar to 2016, profitability will continue to benefit from our strategic shift to higher value-added products, which we believe will contribute to a great year ahead. Looking forward, we remain committed to the diligent execution of our long-term strategic plan, including investing in and expanding our manufacturing capabilities in order to generate sustainable and profitable long-term growth.”

Value-added sales and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information”. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, we have not quantitatively reconciled differences between adjusted EBITDA presented in our 2017 outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Thursday, March 2nd, 2017. The conference call may be accessed by dialing (888) 240-0263 and using the required pass code 4191920. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. Interested parties are invited to listen to the webcast. In addition, a presentation will be posted on the Company’s website and referred to during the conference call. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the Company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “adjusted EBITDA,” which we have defined as earnings before interest, income taxes, depreciation, amortization, restructuring charges, plant closure costs and impairments of long-lived assets and investments and “value-added sales,” which we define as net sales less pass-through charges primarily for the value of aluminum. Adjusted EBITDA as a percentage of value-added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of value-added sales is defined as adjusted EBITDA divided by value-added sales. See the Non-GAAP Financial Measures section of this press release for a reconciliation of adjusted EBITDA and value-added sales.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of adjusted EBITDA and value-added sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2017 outlook included herein, and the Company’s strategic and operational initiatives, including the resolution of operating inefficiencies, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 27, 2015, Quarterly Reports on Form 10-Q and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 25, 2016	Dec. 27, 2015	Dec. 25, 2016	Dec. 27, 2015
Net Sales	$188.3	$194.6	$732.7	$727.9
Cost of Sales	169.1	169.6	645.0	650.7
Restructuring costs	1.2	1.4	1.5	6.0

	170.4	171.0	646.5	656.7

Gross Profit	18.0	23.6	86.2	71.2
Selling, General and Administrative Expenses	6.9	10.1	31.6	34.9

Income From Operations	11.1	13.5	54.6	36.3
Interest Income (Expense), net	0.1	0.0	0.2	0.1
Other Expense, net	0.4	(0.2)	(0.1)	(1.1)

Income Before Income Taxes	11.5	13.4	54.7	35.3
Income Tax Provision	(3.8)	(5.2)	(13.3)	(11.3)

Net Income	$7.8	$8.1	$41.4	$23.9

Earnings Per Share:
Basic	$0.31	$0.31	$1.63	$0.90
Diluted	$0.31	$0.31	$1.62	$0.90
Weighted Average and Equivalent Shares Outstanding for Earnings Per Share (in Thousands):
Basic	25,302	26,627	25,439	26,599
Diluted	25,428	26,305	25,539	26,633

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	Dec. 25, 2016	Dec. 27, 2015
Current Assets	$254.1	$245.8
Property, Plant and Equipment, net	227.4	234.6
Investments and Other Assets	61.3	59.5

Total Assets	$542.8	$539.9

Current Liabilities	$86.0	$73.9
Long-Term Liabilities	58.6	52.2
Shareholders’ Equity	398.2	413.9

Total Liabilities and Shareholders’ Equity	$542.8	$539.9

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures

(Dollars in Millions)

Value-Added Sales	Three Months Ended		Twelve Months Ended
	Dec. 25, 2016	Dec. 27, 2015	Dec. 25, 2016	Dec. 27, 2015
Net Sales	$188.3	$194.6	$732.7	$727.9
Less:
Aluminum Value and Outside Service Provider Costs	(82.0)	(91.6)	(324.0)	(367.1)

Value-added sales	$106.4	$103.0	$408.7	$360.8

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Adjusted EBITDA	Three Months Ended		Twelve Months Ended
	Dec. 25, 2016	Dec. 27, 2015	Dec. 25, 2016	Dec. 27, 2015
Net Income	$7.8	$8.1	$41.4	$23.9
Adjusting Items:
- Interest Expense (Income), net	(0.1)	(0.0)	(0.2)	(0.1)
- Income Tax Provision (Benefit)	3.8	5.2	13.3	11.3
- Depreciation	8.4	8.8	34.3	34.5
- Closure Costs (Excluding Accelerated Depreciation)	0.2	3.1	1.2	6.3
- Gain on Sale of Facility	(1.4)		(1.4)

	10.9	17.2	47.1	52.1

Adjusted EBITDA	$18.7	$25.3	$88.5	$76.1

Adjusted EBITDA is a key measure that is not calculated according to GAAP. Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments. We use adjusted EBITDA as an important indicator of the operating performance of our business. Adjusted EBITDA is used in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe the adjusted EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures

(Dollars in Millions)

Outlook for Full Year 2017 Value-Added Sales	Outlook Range
Net Sales Outlook	$730.0	$750.0
Less:
Aluminum Value and Outside Service Provider Costs	330.0	340.0

Value-Added Sales Outlook	$400.0	$410.0

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Contacts:

Investor Relations Line:

(248) 234-7104

Superior Industries

Troy Ford

www.supind.com

FTI Consulting

Effie Veres

(212) 850-5676

effie.veres@fticonsulting.com